Exhibit 4.7

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Description of CAPITAL STOCK

Pursuant to our second amended and restated articles of incorporation, our authorized capital stock consists of fifty million (50,000,000) shares of Common Stock, $0.00001 par value and fifteen million (15,000,000) shares of preferred stock, $0.00001 par value. As of March 22, 2024, there are 12,933,544 shares of common stock outstanding. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future. The following description summarizes the material terms of our capital stock. This summary is a description of the material terms of, and is qualified in its entirety by, reference to our Articles of Incorporation, a copy of which is filed as an exhibit to our previous filings with the SEC and incorporated by reference to the Annual Report on Form 10-K of which this Description of Securities is attached as an exhibit.

Common Stock

As of March 22, 2024, 12,933,544 shares of common stock were issued and outstanding held by 3,780 stockholders of record. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential distribution rights of third parties. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any indebtedness of our company.

Warrants Issued in our Initial Public Offering

In connection with our initial public offering, we sold Listed Warrants to purchase up to 2,254,000 shares of our common stock, of which [1,080,280] remain outstanding as of the date of this filing. The Listed Warrants are currently listed on Nasdaq and trade under the symbol “LUCYW.” The terms of the Listed Warrants sold in our initial public offering are described below. The following summary of certain terms and provisions of the warrants offered in our initial public offering is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant, which was filed as an exhibit to the registration statement of which this prospectus forms a part.

Exercisability

The Warrants were exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise. Each Warrant entitles the holder thereof to purchase one share of common stock. Warrants are not exercisable for a fraction of a share and may only be exercised into whole numbers of shares. In lieu of fractional shares, we will, pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price and round down to the nearest whole share. Unless otherwise specified in the Warrant, the holder will not have the right to exercise the Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% at the holder’s election) of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price per share of common stock purchasable upon exercise of the Warrants is $7.50 per share and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per share of common stock, and other applicable charges and taxes are due and payable upon exercise. Subject to certain exemptions outlined in the Warrant, for a period of two years from the date of issuance of the Warrant, if the Company shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or Convertible Security (as defined in the Warrant), at an effective price per share less than the exercise price of the Warrant then in effect, the exercise price of the Warrant shall be reduced to equal the effective price per share in such dilutive issuance; provided, however, in no event shall the exercise price of the Warrant be reduced to an exercise price lower than 50% of public offering price per Unit in this offering. In addition, on the ninety (90) day anniversary of the issuance date of the Warrants, the exercise price of the Warrants will adjust to be equal to the greater of $3.75 per share and 100% of the last volume weighted average price per share of common stock immediately preceding the 90th day following the issuance date of the Warrant, provided that such value is less than the exercise price in effect on that date.

Warrant Agent; Global Certificate

The Warrants were issued in registered form under a warrant agency agreement between the warrant agent and us. The Warrants were initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The name, address and telephone number of the warrant agent is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, New York 11598, (212) 828-8436.

Listing; Transferability

Our Warrants will be listed on NASDAQ. However, without an active trading market, the liquidity of the Warrants will be limited. We intend to have the Warrants issued in registered form under the warrant agency agreement between us and the warrant agent. Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to the warrant agent, together with the appropriate instruments of transfer.

Adjustments; Fundamental Transaction

The exercise price and the number of shares underlying the Warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our shares of common stock, stock combinations or similar events affecting our shares of common stock. In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our shares of common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock (each, a Fundamental Transaction), then following such Fundamental Transaction the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such Fundamental Transaction. Any successor to us or surviving entity will assume the obligations under the Warrants. Additionally, as more fully described in the Warrant, in the event of certain Fundamental Transactions, the holders of the Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Warrants on the date of consummation of such transaction.

Rights as a Shareholder

Except by virtue of such holder’s ownership of our common stock, the holder of a Warrant does not have rights or privileges of a shareholder, including any voting rights, until the holder exercises such Warrant.

Right of Participation

Subject to certain exceptions, for a period of two years from the date of issuance of the Warrant, a holder of at least 150,000 Warrants as of the time the Company engages in a Subsequent Placement (as defined in the Warrant) will be entitled to participate in such Subsequent Placement subject to the terms and conditions set forth in the Warrant.

Redemption

The Warrants are callable by us in certain circumstances. Subject to certain exceptions, if, after 13 months from the initial exercise date of the Warrants, (i) the volume weighted average price of our shares of common stock for 10 consecutive trading days (the “Measurement Period”), which Measurement Period shall not have commenced until 13 months after the initial exercise date of the Warrants, exceeds the greater of 300% of the initial exercise price and 400% of the then exercise price, (ii) the average daily trading volume of our shares of common stock for such Measurement Period exceeds $1,000,000 per trading day, and (iii) the holders of the Warrants are not in possession of any information that constitutes or might constitute, material non-public information which was provided by us, then we may, within one trading day of the end of such Measurement Period, upon notice to the holders of the Warrants (a “Call Notice”), call for cancellation of all of the Warrants for which a notice of exercise has not yet been delivered, or a Call, for consideration equal to $0.001 per warrant share. Any portion of a Warrant subject to such Call Notice for which a notice of exercise shall not have been received by us on the Call Date will be cancelled at 6:30 p.m. (New York City time) on the thirtieth day after the date the Call Notice is received by the holder (such date and time, the “Call Date”). Our right to call the Warrants will be exercised with respect to all of the then issued and outstanding Warrants.

Representative’s Warrants Issued in our Initial Public Offering

In connection with our initial public offering, we agreed to sell to the representative of the underwriters, for nominal consideration, warrants to purchase 58,800 shares of our common stock as additional consideration to the underwriters. The underwriters’ warrants have an exercise price of $8.228 per share and are exercisable for a period of five years and contain customary “cashless” exercise and registration rights provisions. The warrant issued to the underwriters were exercisable as of February 10, 2023.

JUNE 2023 PUBLIC OFFERING

In connection with our June 2023 public offering, we sold 4,500,000 shares of our common stock and Common Warrants to purchase up to 4,500,000 shares of common stock. No warrant for fractional shares of common stock will be issued, rather warrants will be issued only for whole shares of common stock.

Common Warrants Issued in our June 2023 Public Offering

The following is a summary of certain terms and provisions of the Common Warrants that are were issued, hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrant, the form of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K. The following summary of certain terms and provisions of the warrants offered in our June 2023 public offering is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant, which was filed as an exhibit to the Company’s Annual Report on Form 10-K.

Duration and Exercise Price

Each Common Warrant offered has an exercise price equal to $1.05. The Common Warrants were immediately exercisable and may be exercised until the fifth anniversary of the issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Common Warrants will be issued separately from the common stock, and may be transferred separately immediately thereafter. The Common Warrants will be issued in certificated form only.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Common Warrants to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Common Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants.

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance or resale of the shares of common stock underlying the Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Common Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Common Warrants and generally including any merger or consolidation with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a Common Warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Common Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Common Warrants have the right to require us or a successor entity to redeem the Common Warrants for cash in the amount of the Black-Scholes Value (as defined in each Common Warrant) of the remaining unexercised portion of the Common Warrants on the date of the consummation of such fundamental transaction, concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Common Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Common Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Common Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Common Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of Common Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s Common Warrants.

Waivers and Amendments

No term of the Common Warrants may be amended or waived without the written consent of the majority of the holders of the Common Warrants purchased in this offering.

Placement Agent’s Warrants Issued in our June 2023 Public Offering

In connection with our June 2023 public offering, we agreed to sell to the placement agent, for nominal consideration, warrants to purchase 180,000 shares of our common stock as additional consideration to the placement agent. The placement agent’s warrants have an exercise price of $1.3125 per share and are exercisable for a period of five years and contain customary “cashless” exercise and registration rights provisions. The warrant issued to the underwriters were exercisable as of December 19, 2023.

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